Exhibit 99.1
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Press Release
For Further Information Contact:

INVESTORS                                         MEDIA
Kevin Twomey                                      Karen Rugen
(717) 731-6540                                    (717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

            MICHAEL N. REGAN ELECTED TO RITE AID BOARD OF DIRECTORS

CAMP HILL, PA, June 28, 2007 -- The Board of Directors of Rite Aid Corporation (NYSE:RAD) today announced the election of Michael N. Regan to the Board. Mr. Regan's term will expire at the company's annual meeting in June 2008. His election increases the size of the company's Board to fourteen.

Mr. Regan, 59, is the retiring chief financial officer of The St. Joe Company based in Florida, a publicly traded company with significant real estate development and timberland operations. Mr. Regan previously served as senior vice president, finance and held various other positions of increasing responsibility during his 10-year tenure. At various times, he oversaw accounting, financial reporting, planning and analysis, investor relations, internal audit, risk management and treasury.

From 1980 through 1997 Regan held a series of progressively more responsible positions for Harrah's Entertainment and its prior parent companies, Holiday Corporation and The Promus Companies. From 1991 through 1997 he served as vice president and corporate controller, with major roles in many strategic decisions including the spin-off of Promus Hotels into a separate public company. As vice president and corporate controller, Mr. Regan was also responsible for short-and long-range planning, investment analysis, accounting, purchasing, payroll and accounts payable functions. Prior to his time in the Harrah's Entertainment corporate office Mr. Regan spent eleven years in a variety of finance related management positions at the Harrah's offices in Reno, Nevada, as well as Harrah's Lake Tahoe.

Mr. Regan received a Bachelor of Arts degree in accounting as well as a Bachelor of Arts and a Master of Arts degree in Sociology from San Diego State University.

Rite Aid Corporation is one of the nation's leading drugstore chains and with the June 4, 2007 acquisition of Brooks Eckerd, has annual revenues of more than $27 billion and approximately 5,100 stores in 31 states and the District of Columbia with strong presence on both the East and West coasts. Information about Rite Aid, including corporate background and press releases, is available through the company's website at http://www.riteaid.com.


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